Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 203101 and Form 333-257673) pertaining to Atento S.A. 2014 Omnibus Incentive Plan of our report dated March 22, 2021, except for Note 33, as to which the date is April 29, 2022, with respect to the consolidated financial statements of Atento S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

São Paulo, Brazil

April 29, 2022